Exhibit 10.2

SEVERANCE AGREEMENT

THIS AGREEMENT, effective on the date this Agreement becomes irrevocable as set forth in Paragraph 13 below, is entered into between HOF Village Newco, LLC, on behalf of itself and its parent, affiliated, predecessor, successor, subsidiary, and other related companies, and each of them, jointly and severally (herein singularly and collectively called the "Company"), and Michael Levy of 10036 Deerfield Ln., Brecksville, Ohio 44141, on behalf of himself and his heirs, executors, guardians, administrators, successors and assigns, and each of them, jointly and severally (hereinafter singularly and collectively called "Employee") who agree to be bound by all of the terms and conditions hereof.

WHEREAS, the Company and Employee (herein collectively referred to as the “Parties”) are party to an Employment Agreement, dated June 22, 2020, as amended through Amendment No. 1, dated December 22, 2020 (“Employment Agreement”);

WHEREAS, the Company and Employee desire to mutually terminate the Employment Agreement and fully, equitably, and completely settle and dispose of any and all claims of whatever kind or nature which Employee ever had, may now have, or may hereafter have based on events or occurrences from the beginning of time through the date of this Agreement, whether known or unknown, against the Company and/or the Company’s officers, directors, shareholders, employees, agents, attorneys or insurers (hereinafter, “Company Releasees”);

NOW THEREFORE, in consideration of the mutual promises contained here, and for good consideration, the sufficiency of which is hereby acknowledged, Company and Employee agree as follows:

1.	Employee agrees that his employment with the Company as President of Operations (and/or in any other capacity) will terminate on May 5, 2023 (“Separation Date”).

2.	After May 5, 2023, Employee shall not be entitled to any salary, wages, commissions, bonuses, profit sharing, benefits, insurance or other compensation from the Company or any related entity except as specifically set forth below.

3.	The Company agrees to pay or provide Employee the following:

a.	The Company will pay Employee severance pay, which is defined as the payment of base salary less all applicable deductions for federal, state, and local taxes, social security, wage withholding, and other taxes, for a period of twenty-six (26) weeks following the Separation Date, in conformity with the Company’s normal payroll procedures, beginning no earlier than the expiration of the revocation period set forth in Paragraph 13 herein.
b.	The Company will pay Employee the value of any paid time off (“PTO”) accrued and unused through the Separation Date, less all applicable deductions for federal, state, and local taxes, social security, wage withholding, and other taxes, at a date no earlier than the expiration of the revocation period set forth in Paragraph 13 herein.
c.	The Company will pay Employee the second and final installment of Employee’s bonus award for 2022 in the amount of $32,500, in conformity with the Company’s normal payout procedures, at a date no earlier than the expiration of the revocation period set forth in Paragraph 13 herein.
d.	The Company will accelerate the vesting of Employee’s outstanding unvested equity grants as set forth in Addendum A (attached hereto) to coincide with Employee’s Separation Date, subject to withholding of shares necessary to cover any income or employment tax withholding requirements arising as a result of the grant, vesting and settlement of the Restricted Stock Units covered by the awards reflected in Addendum A.

4.	Medical, dental and vision benefits will continue through the severance period, subject to Employee’s ongoing payment of the applicable premiums (through wage withholding). All other Company benefits will end effective November 30, 2023. At the end of the severance period, Employee will be eligible for continued health care coverage in accordance with the provisions of the Federal Consolidated Omnibus Budget and Reconciliation Act, as amended ("COBRA"), provided he complies with the COBRA requirements and pays the applicable premiums.

5.	Employee acquits, releases, and forever discharges the Company and the Company Releasees of and from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which he ever had, may now have, or may hereafter have with respect to any aspect of his employment by, or termination of employment from, the Company, or with respect to any other matter whatsoever that pre-dates his execution of this Agreement, whether known or unknown to him at the time of execution of this Agreement. Employee’s covenants and releases, as set forth in this Agreement, include a waiver of any and all rights or remedies which he ever had, may now have, or may hereafter have against the Company and the Company Releasees under any federal, state, or local law including, but not limited to, Title VII of the 1964 Civil Rights Act; 42 U.S.C. §2000e, et seq. (as amended by the Civil Rights Act of 1991), and the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), but Employee promises not to seek any damages, remedies or other relief for himself personally by filing or prosecuting a charge with any administrative agency with respect to any claim released by this Agreement. Employee further understands that this Paragraph does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Paragraph does not limit Employee’s right to receive an award from a Government Agency for information provided to any Government Agency.

6.	Employee intends that this Agreement shall bar each and every claim, demand, and cause of action hereinabove specified, whether known or unknown, to him at the time of execution of this Agreement. As a result, Employee acknowledges that he might, in the future, discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Employee hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

7.	Employee agrees that he will return to the Company all Company credit cards, keys, customer lists and records, policy and procedure manuals, price lists, business contracts, cellular phone, computer equipment and other company property, documents and information belonging to the Company upon his termination from the Company.

8.	Employee recognizes that the Company is the owner of proprietary rights in certain systems, information, records and other things which constitute valuable trade secrets of the Company, and that he has been employed in a position in which he has had access to such information. Employee acknowledges that the Company has a legitimate interest in protecting such confidential and proprietary information in order to maintain and enhance a competitive edge within its industry. Accordingly, Employee agrees that he will not remove, duplicate, or disclose, directly or indirectly, to any persons or entities outside the Company, any information, property, trade secrets or other things of value which have not been publicly disclosed including, but not limited to, products, product specifications, procedures, prices, costs, business affairs, plans, ideas, or past, present or prospective customers.

9.	Employee agrees that he will not, directly or indirectly, and without the Company's prior written consent, voluntarily provide information, documents, or testimony to any entity or person (except his counsel, tax preparer, and immediate family) regarding: (a) his employment with, or termination of employment from, the Company (except in connection with Employee’s application for employment with another employer, or Employee’s claim for any government assistance); (b) any other person's employment with, or termination of employment from, the Company; or (c) any information or documents concerning the Company that are not generally known and available in the public domain. In the event that a subpoena or other lawful process is properly served upon Employee requiring production or disclosure of information or documents concerning the foregoing matters, he shall promptly notify the Company's Legal Department, in writing, and provide it with copies of any subpoena or other process served upon him. Employee shall thereafter make such documents available to the Company for inspection and copying at a reasonable time and place designated by the Company prior to their production. In the event that the subpoena or other process requires testimony or statements from Employee, Employee agrees to meet, telephonically or in person, with attorneys or agents designated by the Company, at a reasonable time and place designated by the Company and prior to the testimony, for the purpose of discussing such testimony. Nothing herein shall give the Company the right to control or dictate the content of any testimony given by Employee, or any documents produced by Employee, pursuant to subpoena or other lawful process. It is understood that Employee shall provide all information lawfully required of him. In the event that the Company requires any information or testimony from Employee in connection with any claim made against the Company, or any claims made by the Company against persons or entities not party to this Agreement, Employee agrees to cooperate fully with the Company, including: (a) appearing at any trial, hearing or arbitration; (b) meeting telephonically or in person with attorneys or agents designated by the Company, at a reasonable time and place designated by the Company and prior to the testimony, for the purpose of discussing such testimony; and (c) providing the Company with any documentation in Employee’s custody or control. This Paragraph shall not apply to investigations or proceedings involving the United States Equal Employment Opportunity Commission or where such condition precedent is otherwise prohibited by law.

10.	Employee agrees that his covenants and promises made in this Agreement are in consideration of the payment and other promises made hereunder by the Company to which Employee would not otherwise be entitled. This consideration includes, but is not limited to, acceleration of Employee’s unvested equity grants, which Employee expressly agrees he would not be entitled to but for entering this Agreement.

11.	Employee agrees that he will not reveal the existence of this Agreement, nor any terms thereof, to any person, entity, or organization, except to his immediate family, to his attorney, his tax preparer, or as may be required by law.

12.	In the event that Employee, or any person, entity, or organization, breaches any of Employee’s promises made in this Agreement, and the Company defends or pursues any charge, suit, complaint, claim, or grievance as a result thereof, Employee shall be liable to the Company for all damages, attorneys' fees, expenses, and costs (including discovery costs) incurred by it in defending or pursuing the same, unless imposing such liability is otherwise prohibited by law.

13.	For purposes of the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”), Employee is hereby notified and acknowledges as follows: (a) he has been given the opportunity to review and consider the terms of this Agreement for a period of twenty-one (21) days, and if he signs the Agreement before the full 21-days, he is knowingly and voluntarily waiving the remainder of the 21-day consideration period; (b) he understands that he has the right to obtain his own legal counsel regarding his rights, obligations and liabilities hereunder before he signs this Agreement, and is hereby advised by the Company to obtain counsel; (c) Employee is not waiving any rights he has against the Company that may arise from future occurrences after the date of this Agreement; (d) this Agreement and the associated waiver of claims, including waiver of Employee’s rights or claims under the ADEA or OWBPA, is entered into knowingly and voluntarily by Employee, and that the benefits and monetary compensation that he will receive under this Agreement are made without any pre-existing obligation by the Company and are additional and in excess to any benefit or amount that Employee may otherwise be entitled to; and (e) Employee may revoke this Agreement for a period of seven (7) calendar days after the date this Agreement is signed by Employee, and the Agreement will not become effective or enforceable until the revocation period has expired. Any severance pay due under Paragraph 3 of this Agreement shall be paid to Employee no earlier than the expiration of the revocation period herein.

14.	The Parties agree that this Agreement shall be construed in accordance with Ohio law, and that pursuant to such construction, no party shall be deemed the “drafter” of the Agreement. Further, any action brought by any party hereunder may be instituted and maintained only in the appropriate court having jurisdiction over Stark County, Ohio.

15.	The Parties agree that the relationship between them has terminated. Employee shall refrain from disparaging the Company or commenting negatively relative to any aspect of the Company directly, indirectly, electronically, orally, in writing or through any other means of communication, including on social media. Company shall also refrain from disparaging Employee or commenting negatively relative to any aspect of Employee directly, indirectly, electronically, orally, in writing or through any other means of communication, including on social media. Company agrees that, upon receipt of any request for an employment verification or reference regarding Employee, to provide only Employee’s date of employment and position(s) held.

16.	Employee waives any and all rights to reinstatement and/or reemployment with the Company. The Company shall further have no obligation to consider any such application or request for reinstatement or reemployment and, pursuant to this Agreement, may terminate any such reinstatement or reemployment without liability to the Company.

17.	The Parties agree that the foregoing constitutes the entire Agreement among them, that it supersedes the Employment Agreement, and that there exist no other Agreements, oral or written, express or implied, relating to any matters covered by this Agreement, or relating to any other matter whatsoever, whether or not within the knowledge or contemplation of either of the Parties at the time of execution of this Agreement. This Agreement may only be changed in writing signed by both Parties hereto.

18.	In the event that any provision of this Agreement is found, by any court or governmental agency, to be unlawful or unenforceable, the Company has the right to require both parties to continue complying with the remaining provisions of this Agreement or to declare the Agreement void. In the event that the Company declares this Agreement to be void, no party hereto shall have any rights or obligations hereunder.

19.	Employee acknowledges that to the extent that he incurs any additional tax liability as a result of the amounts paid to him hereunder, such liability is his sole responsibility; and he shall pay taxes, interest or penalties due and payable.

20.	By entering into this Agreement, the Company does not admit to the breach of any contractual or other promises to Employee, and does not admit to the violation of any federal, state, local or other statute of law, including, but not limited to, those laws referred to in this Agreement, and any claimed breaches or violations are hereby specifically denied.

21.	By entering into this Agreement, Employee represents that he has no knowledge of any existing violations or suspected violations by the Company of any federal, state or local laws or ordinances and further represents that he has been paid by the Company for all hours worked (including overtime, if applicable) under the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

22.	EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT IN ITS ENTIRETY, HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, HAS BEEN HEREBY ADVISED TO OBTAIN LEGAL COUNSEL, UNDERSTANDS THE AGREEMENT, AND VOLUNTARILY SIGNS IT WITH FULL KNOWLEDGE THAT HE IS WAIVING IMPORTANT RIGHTS.

WHEREFORE, the Parties have read all of the foregoing, understand the same, and agree to all of the provisions contained herein.

HOF VILLAGE NEWCO, LLC	MICHAEL LEVY

By:	/s/ Lisa Gould	By:	/s/ Michael Levy
Title:	Senior Vice President of Human Resources

Date: April 17, 2023	Date: April 19, 2023

Addendum A

Severance Agreement

Grant Number	Executive	Grant Type	Grant Date	Vesting Schedule	Total Shares Awarded	Shares Vested Prior to Separation Date	Shares Unvested as of Separation Date
7375721	Michael Levy	RSU	1/22/2021	3 year annual	4784	3189	1595

8062948	Michael Levy	RSU	1/24/2023	3 year annual	7751	0	7751